Exhibit 4.3

EXECUTION VERSION

NASDAQ, INC.

Tenth Supplemental Indenture

Dated as of December 21, 2020

1.650% Senior Notes due 2031

WELLS FARGO BANK,

NATIONAL ASSOCIATION,

as Trustee

TENTH SUPPLEMENTAL INDENTURE, dated as of December 21, 2020 (herein called the “Tenth Supplemental Indenture”), between Nasdaq, Inc. (formerly The NASDAQ OMX Group, Inc.), a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), and Wells Fargo Bank, National Association, a national banking association, as Trustee under the Original Indenture referred to below (hereinafter called the “Trustee”), as paying agent (in such capacity, the “Paying Agent”) and as registrar and transfer agent (until such time as a successor may be appointed by the Company) (in such capacity, the “Transfer Agent” and, together with the Paying Agent, the “Agents” and each, an “Agent”).

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of June 7, 2013 (herein called the “Original Indenture” and, together with the Tenth Supplemental Indenture, the “Indenture”), to provide for the issuance from time to time in one or more series of its debentures, notes, bonds or other evidences of indebtedness (herein called the “Securities”), the form and terms of which are to be established as set forth in Sections 2.01 and 3.01 of the Original Indenture;

WHEREAS, Section 14.01(p) of the Original Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Original Indenture to, among other things, establish the form and terms of the Securities of any series as permitted in Section 3.01 of the Original Indenture;

WHEREAS, the Company desires to create one series of the Securities to be designated as its 1.650% Senior Notes due 2031 in an initial aggregate principal amount of $650,000,000 (the “Senior Notes”) and all action on the part of the Company necessary to authorize the issuance of the Senior Notes under the Original Indenture and this Tenth Supplemental Indenture has been duly taken;

WHEREAS, the Company desires to issue the Senior Notes in accordance with Section 2.4 of this Tenth Supplemental Indenture and treat the Senior Notes as a single series of Securities for all purposes, as amended or supplemented from time to time in accordance with the terms of this Tenth Supplemental Indenture and the Original Indenture; and

WHEREAS, all acts and things necessary to make the Senior Notes, when executed by the Company and completed, authenticated and delivered by the Trustee as provided in the Original Indenture and this Tenth Supplemental Indenture, the valid and binding obligations of the Company and to constitute a valid and binding supplemental indenture and agreement according to its terms, have been done and performed.

NOW, THEREFORE, THIS TENTH SUPPLEMENTAL INDENTURE WITNESSETH:

That in consideration of the premises and of the acceptance and purchase of the Senior Notes by the Holders thereof and of the acceptance of this trust by the Trustee, the Company covenants and agrees with the Trustee, for the equal benefit of Holders of the Senior Notes, as follows:

ARTICLE ONE

DEFINITIONS

Except to the extent such terms are otherwise defined in this Tenth Supplemental Indenture or the context clearly requires otherwise, all terms used in this Tenth Supplemental Indenture which are defined in the Original Indenture or the form of Senior Note, with respect to the Senior Notes, attached hereto as Exhibit A, have the meanings assigned to them therein.

In addition, as used in this Tenth Supplemental Indenture, the following terms have the following meanings:

“Additional Amounts” has the meaning given to such term in Section 3.1(a) hereof.

“Applicable Procedures” has the meaning given to such term in Section 2.8(a) hereof.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then Outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Bankruptcy Laws” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors (or any law involving equivalent concepts applicable outside the United States).

“Below Investment Grade Rating Event” means the ratings of the Senior Notes are decreased from an Investment Grade Rating by each of the Rating Agencies to below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which 60-day period shall be extended so long as the rating of the Senior Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of “Change of Control Triggering Event” hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Holders of the Senior Notes in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in the applicable place of payment are authorized or required by law, regulation or executive order to close.

“Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than the Company or one of its Subsidiaries; (b) the approval by the holders of the Company’s common stock of any plan or proposal for the Company’s liquidation or dissolution; (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock; or (d) the first day on which a majority of the members of the Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person or Group (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event occurring in respect of that Change of Control.

“Comparable Treasury Issue” means that United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Senior Notes to be redeemed (assuming the Senior Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the Senior Notes (assuming the Senior Notes matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (b) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Net Tangible Assets” means, at any date, the aggregate amount of assets (less applicable reserves) of the Company and its Subsidiaries after deducting therefrom (a) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding any current liability for money borrowed having a maturity of less than 12 months but by its terms is renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in the Company’s most recent consolidated balance sheet as at the end of its fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with United States generally accepted accounting principles.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (a) was a member of the Board of Directors on the Issue Date or (b) was nominated or approved for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, approval, election or appointment (either by a specific vote or by approval of the proxy statement issued by the Company in which such member was named as a nominee for election as a director).

“Definitive Securities” means certificated Securities registered in the name of the Holder thereof and issued in accordance with Section 2.3(b) hereof, substantially in the form of Exhibit A hereto, except that each such Security shall not bear the Global Security Legend.

“Depositary” means, notwithstanding Section 3.03(h) of the Original Indenture, with respect to Securities issuable or issued in whole or in part in the form of one more Global Securities, DTC, together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its securities payment and transfer operations.

“DTC” means The Depository Trust Company, a New York corporation, having a principal office at 55 Water Street, New York, New York 10041-0099.

“Extended Termination Date” has the meaning given to such term in Section 4.4(a).

“Foreign Successor Issuer” means any entity that is organized in a jurisdiction other than the United States, any state thereof or the District of Columbia and becomes a successor of the Company as a result of a merger of the Company with and into such entity after the date hereof.

“Global Security Legend” means the legend set forth in Section 3.03(g) of the Original Indenture.

“Indebtedness” means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures or other instruments for money borrowed or any borrowed money or any liability under or in respect of any banker’s acceptance (other than a daylight overdraft).

“Indirect Participant” means a Person who holds a beneficial interest in a Global Security through a Participant.

“Interest Payment Date” means January 15 and July 15 of each year.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means December 21, 2020, the date on which the Senior Notes are originally issued under this Tenth Supplemental Indenture.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Make-Whole Redemption Price” has the meaning given to such term in Section 4.1 hereof.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Par Call Date” has the meaning given to such term in Section 4.1(a) hereof.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Liens” means:

(a) Liens imposed by law or any governmental authority for taxes, assessments, levies or charges that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) or for commitments that have not been violated;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and similar Liens imposed by law, or which arise by operation of law and which are incurred in the ordinary course of business or where the validity or amount thereof is being contested in good faith (and, if necessary, by appropriate proceedings);

(c) Liens incurred or pledges or deposits made in compliance with workers’ compensation, pension liabilities, unemployment insurance and other social security laws or regulations or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments, decrees, orders of any court or in connection with legal proceedings or actions at law or in equity that do not constitute an Event of Default under the Indenture;

(f) Liens arising in connection with the operations of the Company or any Subsidiary relating to clearing, depository, matched principal, regulated exchange or settlement activities, including without limitation, Liens on securities sold by the Company or any of its Subsidiaries in repurchase agreements, reverse repurchase agreements, sell-buy-back and buy-sell-back agreements, securities lending and borrowing agreements and any other similar agreement or transaction entered into in the ordinary course of clearing, depository, matched principal and settlement operations or in the management of liabilities;

(g) Liens on (1) any property or asset prior to the acquisition thereof, provided that such Lien may only extend to such property or asset or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Subsidiary after December 7, 2020, (B)(i) the Lien exists at the time such Significant Subsidiary becomes a Subsidiary or (ii) was incurred pursuant to contractual commitments entered into before such Subsidiary became a Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Subsidiary and (D) the principal amount secured by the Lien at the time such Significant Subsidiary becomes a Subsidiary is not subsequently increased or extended to any other assets other than those owned by the entity becoming a Subsidiary;

(h) any Lien existing on the Issue Date;

(i) Liens upon fixed, capital, real and/or tangible personal property acquired after December 7, 2020 (by purchase, construction, development, improvement, capital lease, Synthetic Lease or otherwise) by the Company or any Significant Subsidiary, each of which Liens was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction, development or improvement) of such property; provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon;

(j) Liens in favor of the Company or any Subsidiary;

(k) Liens arising from the sale of accounts receivable for which fair equivalent value is received;

(l) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (f), (g), (h), (i), (j) and (k); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

(m) Liens securing obligations of the Company or any Subsidiary of the Company in respect of any swap agreements or other hedging arrangements entered into (1) in the ordinary course of business and for non-speculative purposes or (2) solely in order to serve clearing, depository, regulated exchange or settlement activities in respect thereof;

(n) easements, zoning restrictions, minor title defects, irregularities or imperfections, restrictions on use, rights of way, leases, subleases and similar charges and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole;

(o) Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee or agent administering or effecting transactions pursuant to a share repurchase program; and

(p) Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by Section 6.04 of the Original Indenture).

“Person” means any individual, firm, limited liability company, corporation, partnership, association, joint venture, tribunal, trust, government or political subdivision or agency or instrumentality thereof, or any other entity or organization and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset which is owned or leased by the Company or any of its Significant Subsidiaries the net book value of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets, unless the Board of Directors has determined in good faith that such office, facility or capital asset is not of material importance to the total business conducted by the Company and its Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Quotation Agent” means a Reference Treasury Dealer appointed by the Company.

“Rating Agencies” means (a) each of Moody’s and S&P and (b) if any of Moody’s or S&P ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, that the Company selects (as certified by an executive officer of the Company) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Record Date” means January 1 and July 1, whether or not a Business Day, immediately preceding the applicable Interest Payment Date.

“Reference Treasury Dealer” means each of (i) J.P. Morgan Securities LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC (or their respective affiliates that are primary U.S. Government securities dealers in New York City (a “Primary Treasury Dealer”)), provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Relevant Taxing Jurisdiction” has the meaning given to such term in Section 3.1(a) hereof.

“S&P” means S&P Global Ratings (a division of S&P Global Inc.) or any successor to the rating agency business thereof.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any of its Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by the Company or such Significant Subsidiary to such Person.

“Senior Notes” has the meaning given to such term in the preamble hereof.

“Significant Subsidiary” with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule l-02(w) of Regulation S-X under the Exchange Act.

“Special Mandatory Redemption Date” has the meaning given to such term in Section 4.4(b).

“Special Mandatory Redemption End Date” has the meaning given to such term in Section 4.4(a).

“Special Mandatory Redemption Price” has the meaning given to such term in Section 4.4(a).

“Special Mandatory Redemption Trigger Date” has the meaning given to such term in Section 4.4(a).

“Subject Lien” has the meaning given to such term in Section 3.2(a) hereof.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which the Company and/or one or more of its subsidiaries together own more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

“Substitute Rating Agency” means, in the Company’s discretion at any time and from time to time, Fitch, Inc. or any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified to the Trustee by a resolution of the Board of Directors) as a replacement agency for Moody’s or S&P, or either of them, as the case may be.

“Synthetic Lease” means any tax retention or other synthetic lease which is treated as an operating lease under United States generally accepted accounting principles, but the liabilities under which are or would be characterized as indebtedness for tax purposes.

“Taxes” has the meaning given to such term in Section 3.1(a) hereof.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Verafin Transaction” means the Company’s acquisition of Verafin.

“Verafin Transaction Agreement” means that certain Share Purchase Agreement, dated as of November 18, 2020, among the Company, Osprey Acquisition Corporation, a wholly owned subsidiary of the Company, Verafin Holdings Inc. (“Verafin”), certain shareholders of Verafin, and Shareholder Representative Services LLC, solely in its capacity as the representative of the selling shareholders.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

ARTICLE TWO

TERMS AND ISSUANCE OF THE SENIOR NOTES

Section 2.1. Issue of Senior Notes. A series of Securities which shall be designated the “1.650% Senior Notes due 2031” shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to the terms, conditions and covenants of, the Original Indenture and this Tenth Supplemental Indenture (including the form of such

Senior Notes set forth hereto as Exhibit A). The aggregate principal amount of Senior Notes which may be authenticated and delivered under this Tenth Supplemental Indenture shall not, except as permitted by the provisions of the Original Indenture, initially exceed $650,000,000; provided that the Company may from time to time or at any time, without the consent of the Holders of the Senior Notes, issue additional Senior Notes of the same or a different series in an unlimited aggregate principal amount; provided that if any such additional Senior Notes are not fungible with the Senior Notes (or any other tranche of additional Senior Notes) for U.S. federal income tax purposes, then such additional Senior Notes will have different CUSIP numbers than the Senior Notes (or any such other tranche of additional Senior Notes).

Section 2.2. Interest Rate Adjustment

(a) The interest rate payable on the Senior Notes will be subject to adjustment from time to time if either Moody’s or S&P, or, in either case, any Substitute Rating Agency downgrades (or subsequently upgrades) the credit rating assigned to the Senior Notes, in the manner described below.

(b) If the rating from Moody’s (or any Substitute Rating Agency) of the Senior Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Senior Notes will increase such that it will equal the interest rate payable on the Senior Notes on the Issue Date plus the percentage set forth opposite the ratings from the table below:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

(c) If the rating from S&P (or any Substitute Rating Agency) of the Senior Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Senior Notes will increase such that it will equal the interest rate payable on the Senior Notes on the Issue Date plus the percentage set forth opposite the ratings from the table below:

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

(d) If at any time the interest rate on the Senior Notes has been adjusted upward and either Moody’s or S&P (or, in either case, a Substitute Rating Agency), as the case may be, subsequently increases its rating of the Senior Notes to any of the threshold ratings set forth above, the interest rate on the Senior Notes shall be decreased such that the interest rate for the Senior Notes shall equal the interest rate payable on the Senior Notes on the Issue Date plus the percentages set forth opposite the ratings from the tables in Sections 2.2(b) and (c) in effect immediately following the increase in rating. If Moody’s (or any Substitute Rating Agency) subsequently increases its rating of the Senior Notes to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher, and S&P (or any Substitute Rating Agency) increases its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the Senior Notes will be decreased to the interest rate payable on the Senior Notes on the Issue Date. In addition, the interest rate on the Senior Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both Rating Agencies (or any Substitute Rating Agency)) if the Senior Notes become rated Baa1 and BBB+ (or the equivalent of either such rating, in the case of a Substitute Rating Agency) or higher by each of Moody’s and S&P (or, in either case, a Substitute Rating Agency thereof), respectively (or by one Rating Agency in the event the Senior Notes are only rated by one Rating Agency and the Company has not obtained ratings from a Substitute Rating Agency).

(e) Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a Substitute Rating Agency), shall be made independent of any and all other adjustments, provided, however, that in no event shall (1) the interest rate for the Senior Notes be reduced to below the interest rate payable on the Senior Notes on the Issue Date or (2) the total increase in the interest rate on the Senior Notes exceed 2.00% above the interest rate payable on the Senior Notes on the Issue Date.

(f) No adjustments in the interest rate of the Senior Notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the Senior Notes. If at any time Moody’s or S&P ceases to provide a rating of the Senior Notes for any reason, the Company will use its commercially reasonable efforts to obtain a rating of the Senior Notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on the Senior Notes pursuant to the tables above, (a) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the Senior Notes but which has since ceased to provide such rating, (b) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the Senior Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Senior Notes on the Issue Date plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency). For so long as only one of Moody’s or S&P provides a rating of the Senior Notes and no Substitute Rating Agency is offered to replace the other Rating Agency, any subsequent increase or decrease in the interest rate of the Senior Notes necessitated by a reduction or increase in the rating by the agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as none of Moody’s, S&P or a Substitute Rating Agency provides a rating of the Senior Notes, the interest rate on the Senior Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Senior Notes on the Issue Date.

(g) Any interest rate increase or decrease described in this Section 2.2 will take effect on the next Business Day after the day on which the rating change has occurred.

(h) If the interest rate payable on the Senior Notes is increased as described above, the term “interest,” as used with respect to the Senior Notes, will be deemed to include any such additional interest unless the context otherwise requires.

(i) The Company shall promptly notify the Paying Agent on becoming aware of any decrease in the rating assigned to the Senior Notes by either Moody’s or S&P (or any Substitute Rating Agency). The Trustee shall not be responsible for and makes no representation as to any act or omission of any Rating Agency or any rating with respect to the Senior Notes or the selection of a Substitute Rating agency. The Trustee shall have no obligation to independently determine or verify if an event has occurred or notify the holders of any event dependent upon the rating of the Senior Notes, or if the rating on the Senior Notes has been changed, suspended or withdrawn by any Rating Agency.

Section 2.3. Form of Senior Notes; Incorporation of Terms.

(a) Each of the Senior Notes shall be issued initially in the form of one or more Global Securities and, together with the Authenticating Agent’s certificate of authentication thereon, shall be in substantially the form set forth in Exhibit A attached hereto. The Senior Notes may have such notations, legends or endorsements approved as to form by the Company and required, as applicable, by law, stock exchange or depository rules and agreements to which the Company is subject and/or usage. The terms of the Senior Notes set forth in Exhibit A are herein incorporated by reference and are part of the terms of this Tenth Supplemental Indenture. The Senior Notes shall be issued in fully registered form without coupons only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) Each of the Senior Notes issued in global form shall be substantially in the form of Exhibit A, attached hereto (including the Global Security Legend thereon). Senior Notes issued in definitive certificated form in accordance with the terms of the Original Indenture and this Tenth Supplemental Indenture, if any, shall be substantially in the form of Exhibit A attached hereto (but without the Global Security Legend thereon). Each Global Security shall represent such of the outstanding Senior Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of Outstanding Senior Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Senior Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the aggregate principal amount of Outstanding Senior Notes represented thereby shall be made by the Transfer Agent in accordance with instructions given by the Holder thereof as required by Section 2.9 hereof.

Section 2.4. Execution and Authentication. The Trustee, upon a Company Order and pursuant to the terms of the Original Indenture and this Tenth Supplemental Indenture, shall authenticate and deliver the Senior Notes for original issue in an initial aggregate principal amount of $650,000,000. Such Company Order shall specify the amount of the Senior Notes to be authenticated, the date on which the original issue of Senior Notes is to be authenticated and the aggregate principal amount of Senior Notes outstanding on the date of authentication. All of the Senior Notes issued under this Tenth Supplemental Indenture shall be treated as a single series for all purposes under the Original Indenture and this Tenth Supplemental Indenture, including, without limitation, waivers, amendments and offers to purchase.

Section 2.5. Depositary for Global Securities. The Depositary for the Senior Notes issued under this Tenth Supplemental Indenture shall be DTC in the City of New York.

Section 2.6. [Reserved].

Section 2.7. Place of Payment. The Place of Payment in respect of the Senior Notes shall initially be at the office or agency of the Paying Agent at 150 East 42nd Street, 40th Floor, New York, New York, 10017, until such time as the Company designates an alternate place of payment. The Paying Agent for the Senior Notes shall be the Trustee.

Section 2.8. Transfer and Exchange.

(a) The transfer and exchange of beneficial interests in the Global Securities shall be effected through the Depositary, in accordance with the provisions of the Original Indenture, this Tenth Supplemental Indenture and the then applicable procedures of the Depositary (the “Applicable Procedures”). In connection with all transfers and exchanges of beneficial interests, the transferor of such beneficial interest must deliver to the Transfer Agent either (A)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Security in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or, if Definitive Securities are at such time permitted to be issued pursuant to this Tenth Supplemental Indenture and the Original Indenture, (B)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Security in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Security shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Securities contained in the Original Indenture, this Tenth Supplemental Indenture and the Senior Notes or otherwise applicable under the Securities Act, the Registrar shall adjust the principal amount of the relevant Global Securities pursuant to Section 2.9 hereof.

(b) Upon request by a Holder of Definitive Securities and such Holder’s compliance with the provisions of this Section 2.8(b), the Registrar shall register the transfer or exchange of Definitive Securities. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Transfer Agent the Definitive Securities duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. The Authenticating Agent shall cancel any such Definitive Securities so surrendered, and the Company shall execute and, upon receipt of a Company Order pursuant to Section 2.01 of the Original Indenture, the Authenticating Agent shall authenticate and deliver to the Person designated in the instructions a new Definitive Security in the appropriate principal amount. Any Definitive Security issued pursuant to this Section 2.8(b) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Paying Agent shall deliver such Definitive Securities to the Persons in whose names such Definitive Securities are so registered. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to Section 3.06 of the Original Indenture.

(c) The Company hereby appoints the Trustee as the Registrar for the Senior Notes issued under this Tenth Supplemental Indenture and the Trustee accepts such appointment.

Section 2.9. Cancellation and/or Adjustment of Global Securities. At such time as all beneficial interests in a particular Global Security have been exchanged for Definitive Securities or a particular Global Security has been redeemed, repurchased or canceled in whole and not in part, each such Global Security shall be returned to or retained and canceled by the Registrar in accordance with Section 3.09 of the Original Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security or for Definitive Securities, the principal amount of Securities represented by such Global Security shall be reduced accordingly and an endorsement shall be made on such Global Security by the Registrar or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security, such other Global Security shall be increased accordingly and an endorsement shall be made on such Global Security by the Registrar or by the Depositary at the direction of the Registrar to reflect such increase.

Section 2.10. Events of Default.

(a) The provisions of Section 7.01 of the Original Indenture as they relate to the Senior Notes, shall be replaced in their entirety with the following:

“Section 7.01. Events of Default. Except where otherwise indicated by the context or where the term is otherwise defined for a specific purpose, the term “Event of Default” as used in this Indenture with respect to Securities of any series shall mean one of the following described events unless it is either inapplicable to a particular series or it is specifically deleted or modified in the manner contemplated in Section 3.01 hereof:

(a) the Company does not pay interest on any of the Senior Notes within 30 days of their due date;

(b) the Company fails to pay the principal (or premium, if any) of any Senior Notes when such principal becomes due and payable, at Maturity, upon acceleration, upon redemption or otherwise;

(c) failure by the Company to comply with its obligations under Section 6.04 hereof;

(d) the Company remains in breach of a covenant or warranty in respect of this Indenture or the Senior Notes (other than a covenant included in this Indenture solely for the benefit of debt securities of another series) for 90 days after the Company receives a written notice of default, which notice must be sent by either the Trustee or Holders of at least 25% in principal amount of the Outstanding Senior Notes;

(e) the entry by a court having jurisdiction in the premises of a decree or order for relief in respect of the Company in an involuntary case under the federal Bankruptcy Laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or of substantially all the property of the Company or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(f) the commencement by the Company of a voluntary case under the federal Bankruptcy Laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by the Company to the entry of an order for relief in an involuntary case under any such law, or the consent by the Company to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) of the Company or of substantially all the property of the Company or the making by it of an assignment for the benefit of creditors or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any action;

(g) the Company or any Significant Subsidiary defaults on any of its indebtedness having an aggregate amount of at least $200,000,000, constituting a default either of payment of principal when due and payable or which results in acceleration of the indebtedness unless the default has been cured or waived or the indebtedness discharged in full within 60 days after the Company has been notified of the default by the Trustee or Holders of at least 25% in principal amount of the outstanding Senior Notes; or

(h) one or more final judgments for the payment of money in an aggregate amount in excess of $200,000,000 above available insurance or indemnity coverage shall be rendered against the Company or any Significant Subsidiary and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed.”

(b) The provisions of Section 7.02(a) of the Original Indenture as they relate to the Senior Notes, shall be replaced in their entirety with the following:

“(a) Except as otherwise provided as contemplated by Section 3.01 hereof with respect to any series of Securities, if any one or more of the above-described Events of Default (other than an Event of Default specified in Section 7.01(e) or 7.01(f) hereof) shall happen with respect to Securities of any series at the time Outstanding, then, and in each and every such case, during the continuance of any such Event of Default, the Trustee or the Holders of 25% or more in principal amount of the Securities of such series then Outstanding may declare the principal (or premium if any) (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of and all accrued but unpaid interest on all the Securities of such series then Outstanding to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. If an Event of Default specified in Section 7.01(e) or 7.01(f) hereof occurs and is continuing, then in every such case, the principal amount of all of the Securities of that series then Outstanding shall automatically, and without any declaration or any other action on the part of the Trustee or any Holder, become due and payable immediately. Upon payment of such amounts in the Currency in which such Securities are denominated (subject to Section 7.01 hereof and except as otherwise provided pursuant to Section 3.01 hereof), all obligations of the Company in respect of the payment of principal of and interest on the Securities of such series shall terminate.”

ARTICLE THREE

COVENANTS

Section 3.1. Payments of Additional Amounts by a Foreign Successor Issuer.

(a) All payments made under or with respect to the Senior Notes by any Foreign Successor Issuer will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which such Foreign Successor Issuer is organized, resident or doing business for tax purposes or from or through which such Foreign Successor Issuer makes any payment on the Senior Notes, or, in each case, any department or political subdivision thereof (each, a “Relevant Taxing Jurisdiction”), unless such Foreign Successor Issuer or any other applicable withholding agent is required to withhold or deduct Taxes by law. For the avoidance of doubt a Relevant Taxing Jurisdiction shall not include the United States, any state thereof or the District of Columbia. If a Foreign Successor Issuer or any other applicable withholding agent is required by law to make any such withholding or deduction, the Foreign Successor Issuer, subject to the exceptions listed below, will pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each beneficial owner of the Senior Notes after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the beneficial owner would have received if such Taxes had not been withheld or deducted (provided that if the applicable withholding agent is a Person other than a Foreign Successor Issuer, the Additional Amounts payable by the Foreign Successor Issuer under this Section 3.1 shall not exceed the Additional Amounts that would have been payable by the Foreign Successor Issuer under this Section 3.1 had the Foreign Successor Issuer been the applicable withholding agent (i.e., had the Foreign Successor Issuer made payments directly to the applicable beneficial owner of the Senior Notes)).

(b) A Foreign Successor Issuer will not, however, pay Additional Amounts to a Holder or beneficial owner of Senior Notes:

(i) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed, withheld or deducted but for the Holder’s or beneficial owner’s present or former connection with the Relevant Taxing Jurisdiction (other than any connection resulting from the acquisition, ownership, holding or disposition of Senior Notes, the receipt of payments thereunder and/or the exercise or enforcement of rights under any Senior Notes);

(ii) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed, withheld or deducted but for the failure of the Holder or beneficial owner of Senior Notes, following the Foreign Successor Issuer’s written request addressed to the Holder or beneficial owner, to the extent such Holder or beneficial owner is legally eligible to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(iii) with respect to any estate, inheritance, gift, sales, transfer, personal property, wealth or any similar Taxes;

(iv) if such Holder is a fiduciary or partnership or Person other than the sole beneficial owner of such payment and the Taxes giving rise to such Additional Amounts would not have been imposed on such payment had the Holder been the beneficiary, partner or sole beneficial owner, as the case may be, of such Senior Note (but only if there is no material cost or expense associated with transferring such Senior Note to such beneficiary, partner or sole beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or sole beneficial owner);

(v) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed, withheld or deducted but for the presentation by the Holder or beneficial owner of any Senior Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(vi) with respect to any withholding or deduction required pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version as described above) or any related fiscal or regulatory legislation, rules or official administrative practice adopted pursuant to any intergovernmental agreement entered into in connection with implementing any of the foregoing; or

(vii) any combination of items (i), (ii), (iii), (iv), (v) and (vi).

(c) A Foreign Successor Issuer will (i) make any such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Foreign Successor Issuer will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Foreign Successor Issuer will provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Foreign Successor Issuer, such other documentation that provides reasonable evidence of such payment by the Foreign Successor Issuer.

(d) At least 30 calendar days prior to each date on which any payment under or with respect to the Senior Notes is due and payable, if the Foreign Successor Issuer will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 35th day prior to the date on which payment under or with respect to the Senior Notes is due and payable, in which case it will be promptly thereafter), the Foreign Successor Issuer will deliver to the Trustee an Officers’ Certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. The Foreign Successor Issuer will promptly publish a notice in accordance with the Section 16.04 of the Original Indenture stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

(e) In addition, a Foreign Successor Issuer will pay any stamp, issue, registration, court, documentation, excise or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction at any time after the merger described above in respect of the execution, issuance, registration or delivery of the Senior Notes or any other document or instrument referred to thereunder and any such taxes, charges or duties imposed by any Relevant Taxing Jurisdiction at any time after the merger described above as a result of, or in connection with, any payments made pursuant to the Senior Notes and/or the enforcement of the Senior Notes and/or any other such document or instrument.

(f) The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any successor Person to any Foreign Successor Issuer (other than a Person organized under the laws of the United States, any state thereof or the District of Columbia) and to any jurisdiction in which such successor Person is organized, resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents or, in each case, any department or political subdivision thereof.

(g) Whenever this Indenture or the Senior Notes refer to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Senior Note, such reference includes the payment of Additional Amounts as described hereunder, to the extent that in such context Additional Amounts are, were or would be payable in respect thereof pursuant to this Section 3.1.

Section 3.2. Limitations on Liens.

(a) The Company shall not (nor shall it permit any of its Significant Subsidiaries to) create or permit to exist any Lien on any Principal Property of the Company or any of its Significant Subsidiaries (or on any stock of a Significant Subsidiary), whether owned on the Issue Date or thereafter acquired, to secure any Indebtedness (any such Lien, a “Subject Lien”), unless the Company contemporaneously secures the Senior Notes (together with, if the Company so determines, any other Indebtedness of or guaranty by the Company or such Significant Subsidiary then existing or thereafter created that is not subordinated to the Senior Notes) equally and ratably with (or, at the option of the Company, prior to) that obligation.

(b) The foregoing restriction, however, shall not apply to (i) Permitted Liens and (ii) Liens securing Indebtedness if at the time of determination, after giving effect to the incurrence of such Indebtedness and to the retirement of Indebtedness which is being retired substantially concurrently therewith, the sum of (1) the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries secured by Subject Liens (other than Permitted Liens) and (2) the Attributable Debt in respect of all Sale and Lease-Back Transactions not otherwise permitted under the first sentence of Section 3.3 hereof does not exceed fifteen percent of Consolidated Net Tangible Assets.

Section 3.3. Limitations on Sale and Lease-Back Transactions. The Company shall not, and shall not permit any of its Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than (x) any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or (y) any such Sale and Lease-Back Transaction between the Company and one of its Subsidiaries or between its Subsidiaries, unless:

(a) the Company or such Significant Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Senior Notes, pursuant to Section 3.2 hereof; or

(b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Board of Directors) and the Company applies an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of:

(i) the prepayment or retirement of the Senior Notes;

(ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at Maturity) of other Indebtedness of the Company or of one of its Subsidiaries (other than Indebtedness that is subordinated to the Senior Notes or Indebtedness owed to the Company or one of its Subsidiaries) that matures more than 12 months after its creation (including any such Indebtedness that by its terms is renewable or extendible beyond 12 months from the date of its creation, at the option of the Company); or

(iii) the purchase, construction, development, expansion or improvement of other comparable property.

Notwithstanding the foregoing, the Company and its Significant Subsidiaries shall be allowed to enter into any Sale and Lease-Back Transaction if, after giving effect to such Sale and Lease-Back Transaction, the sum of (i) the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries secured by Subject Liens (other than Permitted Liens) and (ii) the Attributable Debt in respect of all Sale and Lease-Back Transactions not otherwise permitted under the first sentence of this Section 3.3, does not exceed fifteen percent of Consolidated Net Tangible Assets.

Section 3.4. Limitations on Mergers and Other Transactions. With respect to the Senior Notes, the provisions of Section 6.04 of the Original Indenture shall be replaced in its entirety with the following:

“Section 6.04. Company May Consolidate, Etc., Only on Certain Terms.

(a) The Company shall not consolidate or merge with another entity or sell, transfer or otherwise convey all or substantially all of its assets to another entity, unless in each case:

(1) the resulting entity (if other than the Company) (x) is a Person organized under the laws of any U.S. jurisdiction, the United Kingdom or any country that is a member of the European Union on the Issue Date and (y) delivers a supplemental indenture by which such surviving entity expressly assumes the Company’s obligations under the Indenture; and

(2) immediately following the consolidation, merger, sale or conveyance, no Event of Default (as defined below) (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have occurred and be continuing.

(b) Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety to another Person in accordance with Section 6.04(a) hereof, the successor Person formed by such consolidation or into which the Company is merged or to which such merger, sale or conveyance, is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Securities.”

Section 3.5. Repurchase upon Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs with respect to the Senior Notes, unless the Company has exercised its right pursuant to Section 4.1, Section 4.2 or Section 4.4 hereof to redeem the Senior Notes, the Company will make an offer to each Holder of the Senior Notes to repurchase all or, at such Holder’s option, any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of such Holder’s Senior Notes (the “Change of Control Offer”) for payment in cash equal to 101% of the aggregate principal amount of the Senior Notes repurchased plus accrued and unpaid interest, if any, on the Senior Notes repurchased to, but not including, the date of purchase (the “Change of Control Payment”).

(b) Within 30 days following any Change of Control Triggering Event with respect to the Senior Notes or, at the Company’s option, prior to any Change of Control but after the public announcement of the transaction or transactions that constitute or may constitute a Change of Control, the Company will mail a notice to Holders of the Senior Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase such Senior Notes on the date specified in the notice, which date will be no earlier than 30 and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by such Senior Notes and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Upon ten (10) Business Days’ advance written notice to the Trustee, the Company may request the Trustee to send the notice to Holders described in this Section 3.5(b) in the name of and at the expense of the Company.

(c) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of such Senior Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Senior Notes or the Indenture, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Senior Notes or the Indenture by virtue of such conflict.

(d) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Senior Notes or portions of Senior Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions of Senior Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee or the Paying Agent properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Senior Notes or portions of Senior Notes being purchased by the Company.

(e) The Paying Agent shall promptly mail, to each Holder who properly tendered Senior Notes, the purchase price for such Senior Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Security equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each new Security will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(f) The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Tenth Supplemental Indenture applicable to a Change of Control Offer made by the Company and such third party purchases all Senior Notes properly tendered and not withdrawn under its Change of Control Offer. In the event that such third party terminates or defaults on its Change of Control Offer, the Company shall make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

(g) The Company will not purchase any Senior Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment.

ARTICLE FOUR

Section 4.1. Optional Redemption by Company.

(a) The Company shall have the right to redeem the Senior Notes, in whole, at any time, or in part, from time to time, prior to October 15, 2030 (three months before their maturity date (the “Par Call Date”)) at a redemption price (the “Make-Whole Redemption Price”) equal to the greater of:

(i) 100% of the principal amount of the Senior Notes to be redeemed; and

(ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest in respect of the Senior Notes to be redeemed (assuming the Senior Notes matured on the Par Call Date and exclusive of interest accrued and unpaid as of the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the Treasury Rate plus 12.5 basis points, plus accrued and unpaid interest thereon to the Redemption Date.

If the Redemption Date is after a Record Date and on or prior to a corresponding Interest Payment Date, interest will be paid on the Redemption Date to the holder of record on the Record Date. On and after a Redemption Date, interest will cease to accrue on the Senior Notes called for redemption (unless the Company defaults in the payment of the Make-Whole Redemption Price and accrued interest). On or before a Redemption Date, the Company will deposit with the Paying Agent (or the Trustee) money sufficient to pay the Make-Whole Redemption Price of and accrued interest on the Senior Notes to be redeemed on that date. If less than all of the Senior Notes are to be redeemed, the Senior Notes to be redeemed shall be selected by the Trustee pro rata or by lot or by a method the Trustee deems to be fair and appropriate; provided that if at the time of redemption the Senior Notes to be redeemed are registered as one or more Global Securities, the Depositary shall determine, in accordance with its procedures, the principal amount of the Senior Notes to be redeemed held by each Holder of such Senior Notes.

(b) Notwithstanding the foregoing, at any time on or after the Par Call Date, the Company shall have the right to redeem the Senior Notes, in whole, at any time, or in part, from time to time, at a redemption price equal to 100% of the principal amount of the Senior Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(c) Notice of any redemption pursuant to this Section 4.1 shall be given as provided in Section 4.03 of the Original Indenture, with a copy to the Paying Agent; provided, that, with respect to the Senior Notes, the number “30” referenced in Section 4.03(a) of the Original Indenture shall be replaced with the number “10”. Any notice of redemption will be given prior to the applicable Redemption Date and any such notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of securities offerings or other corporate transactions. If the Company requests the Trustee to provide such notice of redemption pursuant to Section 4.03 of the Original Indenture, the Trustee shall receive written notice from the Company at least 10 days prior to when such notice of redemption is to be delivered (unless a shorter period is agreed by the Trustee). The Trustee shall not be responsible for the calculation of such Make-Whole Redemption Price. The Company shall calculate such Make-Whole Redemption Price and promptly notify the Trustee in writing thereof.

Section 4.2. Tax Redemption.

If, as a result of:

(i) any amendment to, or change in, the laws (or regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction which is announced and becomes effective after the date on which a Foreign Successor Issuer becomes a Foreign Successor Issuer (or, where a jurisdiction in question does not become a Relevant Taxing Jurisdiction until a later date, such later date); or

(ii) any amendment to, or change in, the official application or official interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction which is announced and becomes effective after the date on which a Foreign Successor Issuer becomes a Foreign Successor Issuer (or, where a jurisdiction in question does not become a Relevant Taxing Jurisdiction until a later date, such later date), such Foreign Successor Issuer would be obligated to pay, on the next date for any payment, Additional Amounts pursuant to Section 3.1 hereof with respect to the Relevant Taxing Jurisdiction, which such Foreign Successor Issuer reasonably determines it cannot avoid by the use of reasonable measures available to it, then such Foreign Successor Issuer may redeem all, but not less than all, of the Senior Notes, at any time thereafter, upon not less than 30 nor more than 60 days’ notice, at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the Redemption Date. Prior to the giving of any notice of redemption described in this paragraph, a Foreign Successor Issuer will deliver to the Trustee:

(i) a certificate signed by an officer of such Foreign Successor Issuer stating that the obligation to pay the Additional Amounts cannot be avoided by such Foreign Successor Issuer’s taking reasonable measures available to it; and

(ii) a written opinion of independent legal counsel to such Foreign Successor Issuer of recognized standing to the effect that such Foreign Successor Issuer has or will become obligated to pay such Additional Amounts as a result of a change, amendment, official interpretation or application described above.

Section 4.3. Notice of Redemption. A Foreign Successor Issuer will deliver a notice of any optional redemption of the Senior Notes described above to each registered holder of the Senior Notes in accordance with Section 4.03 of the Original Indenture. No such notice of redemption may be given more than 60 days before or 365 days after the Foreign Successor Issuer first becomes liable to pay any Additional Amounts. If the Foreign Successor Issuer requests the Trustee to provide the notice in accordance with Section 4.03 of the Original Indenture, the Trustee shall receive written notice from the Company at least 10 days prior to when such notice of redemption is to be delivered (unless a shorter period is agreed by the Trustee).

Section 4.4. Special Mandatory Redemption.

(a) If (x) the consummation of the Verafin Transaction does not occur on or before February 18, 2022 (the “Extended Termination Date”) or (y) the Company notifies the Trustee that (i) the Verafin Transaction Agreement has been terminated in accordance with its terms prior to the consummation of the Verafin Transaction or (ii) the Company will not pursue the consummation of the Verafin Transaction (the earlier of the date of delivery of such notice described in clause (y) and the Extended Termination Date, the “Special Mandatory Redemption Trigger Date”), the Company will be required to redeem all and not less than all of the Senior Notes then outstanding by a date no later than ten (10) Business Days after the Special Mandatory Redemption Trigger Date (the “Special Mandatory Redemption End Date”) at a redemption price equal to 101% of the principal amount of the Senior Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”).

(b) In the event that the Company becomes obligated to redeem the Senior Notes pursuant to Section 4.4(a), the Company will promptly, and in any event not more than five (5) Business Days after the Special Mandatory Redemption Trigger Date, deliver notice to the Trustee of the special mandatory redemption and the date upon which the Senior Notes will be redeemed (the “Special Mandatory Redemption Date,” which date shall be no later than the Special Mandatory Redemption End Date). The Trustee will then promptly deliver such notice to each holder of Senior Notes at its registered address. Unless the Company defaults in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the Senior Notes and the Indenture will be discharged and cease to be of further effect as to all Senior Notes.

ARTICLE FIVE

RANKING

Section 5.1. Senior in Right of Payment. The Senior Notes shall be direct senior obligations of the Company and shall rank (a) senior in right of payment to all existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the Senior Notes and (b) pari passu in right of payment with all other senior indebtedness of the Company.

ARTICLE SIX

AMENDMENTS

Section 6.1. Amendments. The Original Indenture is hereby amended, with respect to the Senior Notes, by the following:

(a) The Original Indenture is hereby amended, with respect to the Senior Notes, by replacing the text of Sections 14.02(a)(i)-(iv) thereof with the following text:

“(i) reduce the percentage in principal amount of Outstanding Senior Notes, the consent of whose Holders is required for any amendment of this Indenture or the consent of whose Holders is required for any waiver of compliance with provisions of this Indenture or Defaults under this Indenture;

(ii) reduce the rate of interest on any Senior Note or change the time for payment of interest;

(iii) reduce the principal, or premium, if any, due on, the Senior Notes or change the Stated Maturity thereof;

(iv) change the Place of Payment where, or the Currency in which, any Senior Note or any premium or interest thereon is payable;

(v) change the provisions relating to waiver of defaults under this Indenture (including, without limitation, Sections 6.06 and 7.06 hereof);

(vi) modify the provisions of this Indenture relating to the ranking of the Senior Notes in a manner adverse to Holders;

(vii) impair the right of Holders to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); or

(viii) modify any of the provisions of this Section 14.02(a), or, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Security affected thereby.”

(b) The Original Indenture is hereby amended, with respect to the Senior Notes, by adding the following text as new Section 11.01(o):

“(o) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.”

ARTICLE SEVEN

DEFEASANCE/SATISFACTION AND DISCHARGE

Section 7.1. Satisfaction and Discharge of Indenture/Defeasance. The Senior Notes will be subject to Article 12 of the Original Indenture; provided, however, that in connection with any deposit of funds with the Trustee pursuant to Section 12.02 of the Original Indenture upon any redemption that requires the payment of a premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit on the Redemption Date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee at or prior to 11:00 a.m., New York City time, on the Redemption Date (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such deficit is in fact paid) and if deposited with the Trustee on the Redemption Date, in accordance with Section 4.04 of the Original Indenture. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

Section 7.2. Covenant Defeasance. With respect to the Senior Notes, the Company shall cease to be under any obligation to comply with any term, provision or condition set forth in Sections 3.2 and 3.3 of this Tenth Supplemental Indenture if the Company satisfies the conditions applicable to covenant defeasance applicable to subsection (b) of the first paragraph of Section 12.03 of the Original Indenture.

Section 7.3. Opinion Related To Defeasance. The Original Indenture is hereby amended, with respect to the Senior Notes, by replacing the text of Section 12.03(c) thereof with the following text:

“The Company shall have delivered to the Trustee an Opinion of Counsel to the effect that beneficial holders of the Securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company’s exercise of its option under this Section and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such action had not been exercised and, in the case of the Securities of such series being Discharged, accompanied by a ruling to that effect received from or published by the Internal Revenue Service.”

ARTICLE EIGHT

PAYING AGENT AND TRANSFER AGENT

Section 8.1. Wells Fargo Bank, National Association hereby agrees to act as Paying Agent and Transfer Agent in respect of the Senior Notes.

Section 8.2. An Agent may resign and be discharged from its duties hereunder at any time, other than on a day during the forty-five (45) day period preceding and fifteen (15) day period following any payment date for the Senior Notes, (i) by giving thirty (30) calendar days’ prior written notice of such resignation to the Company or (ii) upon notice to the Company with immediate effect in order to comply with law or regulation. If the Company fails to appoint a successor Agent within thirty (30) days after such notice, the applicable Agent may apply to a court of competent jurisdiction for the appointment of a successor agent or for other appropriate relief. The costs and expenses (including its attorneys’ fees and expenses) incurred by the applicable Agent in connection with such proceeding shall be paid by the Company. The Company may, at any time and for any reason upon at least thirty (30) calendar days’ prior written notice to the applicable Agent, remove any Agent and appoint a successor Agent by written instrument in duplicate signed on behalf of the Company, one copy of which shall be delivered to the applicable Agent being removed and one copy to the successor Agent.

Section 8.3. Any entity into which any Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which an Agent in its individual capacity shall be a party, or any corporation to which substantially all of the corporate trust business of an Agent in its individual capacity may be transferred shall be the applicable Agent under this Tenth Supplemental Indenture without further action.

ARTICLE NINE

MISCELLANEOUS

Section 9.1. Execution as Supplemental Indenture. This Tenth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and, as provided in the Original Indenture, this Tenth Supplemental Indenture forms a part thereof.

Section 9.2. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof, or with a provision of the Original Indenture, which is required to be included in this Tenth Supplemental Indenture, or in the Original Indenture, respectively, by any of the provisions of the Trust Indenture Act, such required provision shall control to the extent it is applicable.

Section 9.3. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 9.4. Successors and Assigns. All covenants and agreements by the Company and the Trustee in this Tenth Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

Section 9.5. Separability Clause. In case any provision in this Tenth Supplemental Indenture or in the Senior Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.6. Benefits of Tenth Supplemental Indenture. Nothing in this Tenth Supplemental Indenture or in the Senior Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Tenth Supplemental Indenture.

Section 9.7. Execution and Counterparts. This Tenth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Tenth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Tenth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Tenth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Tenth Supplemental Indenture shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 9.8. Governing Law. This Tenth Supplemental Indenture and the Senior Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 9.9. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each Person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Tenth Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 9.10. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 9.11. Trustee’s Disclaimer. The Trustee accepts the amendments of the Original Indenture effected by this Tenth Supplemental Indenture, but on the terms and conditions set forth in the Original Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Tenth Supplemental Indenture or any of the terms or provisions hereof, (ii) proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 9.12. Company Representation. The Company hereby represents and warrants that this Tenth Supplemental Indenture is its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 9.13. Ratification of Original Indenture. The Original Indenture, as supplemented by this Tenth Supplemental Indenture, is in all respects ratified and confirmed. For the avoidance of doubt, each of the Company and each Holder of Senior Notes, by its acceptance of such Securities, acknowledges and agrees that all of the rights, privileges, protections, immunities and benefits, including the right to be indemnified, afforded to the Trustee under the Original Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed as of the day and year first above written.

NASDAQ, INC.

By:	/s/ Michael Ptasznik
Name: Michael Ptasznik
Title: Executive Vice President,
Corporate Strategy and
Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
Name: Patrick Giordano
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Paying Agent

By:	/s/ Patrick Giordano
Name: Patrick Giordano
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Transfer Agent

By:	/s/ Patrick Giordano
Name: Patrick Giordano
Title: Vice President

EXHIBIT A

[FORM OF 1.650% SENIOR NOTES DUE 2031]

[Insert any legend required by the Internal Revenue Code and the regulations thereunder.]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

NASDAQ, INC.

1.650% Senior Notes due 2031

No. ______	$650,000,000

CUSIP: 63111X AD3

NASDAQ, INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $650,000,000 (SIX HUNDRED FIFTY MILLION DOLLARS) on January 15, 2031, and to pay interest thereon from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid, from the Issue Date semi-annually on January 15 and July 15 in each year, commencing July 15, 2021 and at the Maturity thereof, at the rate of 1.650% per annum, until the principal hereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest, which is overdue shall bear interest at the rate 1.650% per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Record Date for such interest, which shall be January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency maintained for that purpose in New York, New York, in such currency of the United States of America, as at the time of payment is legal tender for payment of public and private debts, against surrender of this Security in the case of any payment due at the Maturity of the principal hereof (other than any payment of interest that first becomes payable on a day other than an Interest Payment Date); provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Register; and provided, further, that if this Security is a Global Security, payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or the Authenticating Agent on its behalf referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

NASDAQ, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Date of authentication:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF 1.650% SENIOR NOTES DUE 2031]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), of the series hereinafter specified, issued and to be issued in one or more series under an Indenture, dated as of June 7, 2013 (the “Original Indenture”), as supplemented by the Tenth Supplemental Indenture, dated as of December 21, 2020 (the “Tenth Supplemental Indenture” and as so supplemented, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), paying agent, registrar and transfer agent, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which this Security are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof initially limited in aggregate principal amount to $650,000,000, provided that the Company may, without the consent of any Holder, at any time and from time to time increase the initial principal amount.

The Securities of this series are subject to redemption as provided in Sections 4.1, 4.2, 4.3 and 4.4 of the Tenth Supplemental Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security and certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Securities of this series shall occur and be continuing, the unpaid principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions (i) permitting the Holders of not less than a majority in principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture with respect to such series and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Register, upon surrender of this Security for registration of transfer at the Registrar, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder who, as a result of trading or otherwise, holds a principal amount of the Securities that is less than the minimum denomination of the Securities is required to purchase an additional principal amount of the Securities such that its holdings of the Securities amounts to the minimum specified denomination. As provided in the Indenture and subject to certain limitations therein set forth, the Securities of this series are exchangeable for a like aggregate principal amount of the Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 3.06 of the Original Indenture and Section 2.8 of the Tenth Supplemental Indenture on transfers and exchanges of Global Securities.

Interest on the principal balance of the Securities of this series shall be calculated on the basis of a 360-day year of twelve 30-day months.

If any Interest Payment Date, Redemption Date or Maturity falls on a day that is not a Business Day, then the relevant payment may be made on the next succeeding Business Day and no interest will accrue because of such delayed payment.

THE SECURITIES OF THIS SERIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

All capitalized terms used but not defined in this Security shall have the meanings assigned to them in the Indenture.

A-7